    As filed with the Securities and Exchange Commission on March 2, 2004

                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                        INTERSTATE HOTELS & RESORTS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                           52-2101815
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                              Identification No.)

                              --------------------

                        INTERSTATE HOTELS & RESORTS, INC.
                              4501 N. FAIRFAX DRIVE
                               ARLINGTON, VA 22203
                                  703-387-3100
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                              --------------------

    INTERSTATE HOTELS & RESORTS, INC. SUPPLEMENTAL DEFERRED COMPENSATION PLAN
                INTERSTATE HOTELS & RESORTS, INC. EXECUTIVE FUND
                            (Full title of the plan)

                              --------------------

                          CHRISTOPHER L. BENNETT, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        INTERSTATE HOTELS & RESORTS, INC.
                              4501 N. FAIRFAX DRIVE
                               ARLINGTON, VA 22203
                                  703-387-3100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                    COPY TO:
                            RICHARD S. BORISOFF, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000

                              ====================
                         CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum     Proposed Maximum      Amount of
       Title of Each Class of          Amount to be    Offering Price Per   Aggregate Offering   Registration
    Securities to be Registered        Registered            Share                Price               Fee
-------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations(1)   $  8,500,000          100%           $        8,500,000   $   1,076.95
-------------------------------------------------------------------------------------------------------------
Plan Obligations(2)                    $ 15,000,000(3)       100%           $       15,000,000   $    1900.50
-------------------------------------------------------------------------------------------------------------
Total                                  $ 23,500,000                         $       23,500,000   $    2977.45
-------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of Interstate Hotels & Resorts, Inc. to pay deferred compensation in the future in accordance with the terms of the Interstate Hotels & Resorts, Inc. Supplemental Deferred Compensation Plan (the "Plan").

(2) The Plan Obligations are unsecured obligations of Interstate Hotels & Resorts, Inc. to make payments in accordance with the terms of the Interstate Hotels & Resorts, Inc. Executive Fund (the "Fund").

(3) The $15,000,000 amount to be registered represents $6,000,000 in Plan Obligations attributable to compensation deferrals by participants under the Plan and $9,000,000 in Plan Obligations attributable to employer contributions under the Plan.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed by Interstate Hotels & Resorts, Inc. (the "Company") with the Securities and Exchange Commission (File No. 001-14331), are incorporated by reference into this Registration Statement:

     - the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, the quarter ended June 30, 2003 and the quarter ended September 30, 2003;

     - the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by Form 10-K/A filed on March 31, 2003 and Form 10-K/A filed on April 2, 2003; and

     - the Company's Current Reports on Form 8-K, filed on February 12, 2003, August 4, 2003 and October 23, 2003.

         In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

         INTERSTATE HOTELS & RESORTS, INC. SUPPLEMENTAL DEFERRED COMPENSATION PLAN.

         Under the Interstate Hotels & Resorts, Inc. Supplemental Deferred Compensation Plan (the "Plan"), the Registrant will provide eligible participating employees (each, a "Participant" and, collectively, the "Participant"") of Interstate Management Company, LLC (the "Employer") the opportunity to enter into agreements for the deferral of a specified percentage of their total cash base compensation ("Base Compensation") and/or a specified percentage of their total cash bonus compensation ("Bonus Compensation"). In addition, each Plan Year (i.e., calendar year), the Employer will make a matching contribution on behalf of each eligible Participant, in the amount of the excess of (i) 100% of the Participant's Base Compensation deferrals to the Plan for such year, not to exceed 4% of the Participant's Base Compensation for such year (this percentage may be changed by the chief executive officer of the Registrant (the "CEO") from year to year), over (ii) the actual matching contributions made by the Employer on behalf of the Participant to the Registrant's tax-qualified 401(k) plan (the "Qualified Plan") for that year. The Employer may also make a profit sharing contribution on behalf of any eligible Participant for a Plan Year, which will be a percentage of the Participant's combined matching contributions under the Plan and under the Qualified Plan for such year (which percentage will be established by the CEO (but not exceed 150%) and may vary among Participants).

         Participant Base Compensation and/or Bonus Compensation deferrals, and earnings or losses thereon, at all times will be fully vested in the Participant. Employer matching contributions and profit sharing contributions (referred to herein as "Employer contributions"), and earnings or losses thereon, are subject to a vesting schedule whereby such contributions will vest ratably over five years (with certain pre-Plan service credited for purposes of this vesting schedule). In the event of a Participant's termination of employment because of death, disability, attainment of retirement age, or in the event of a "change in control" (discussed below), these Employer contributions (and earnings or losses thereon) will become fully vested.

         The obligations of the Employer under the Participant Base Compensation and/or Bonus Compensation deferral agreement and Employer contribution portions of the Plan (the "Obligations") will be unsecured general obligations of the Employer to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Employer, from time to time outstanding. The amount to be deferred by each Participant and/or contributed by the Employer will be determined in accordance with the Plan based on elections made by each Participant in the case of deferrals and Employer matching contributions, and, in the case of Employer profit sharing contributions, in accordance with the CEO's exercise of discretion.

         Participants may choose to have deferred amounts and Employer contributions debited or credited with earnings or losses based on the performance of one or more mutual funds made available as a menu under the Plan. Participant accounts will be debited or credited with earnings, gains and losses as if the deferred amounts or Employer contributions were actually invested in accordance with the Participant's investment elections, although the actual assets held under the Plan for the purposes of eventually paying Plan benefits are not required to be so invested.

         The vested portion of a Participant's account under the Plan will be payable upon the date on which the Participant's employment with the Employer is terminated for any reason, including death, disability, retirement or other termination of employment. The payment of the Obligations upon termination of employment shall be made in accordance with the terms of the Plan in a lump-sum distribution, unless the Participant elects to receive distributions under the Plan upon termination of employment in the form of five (5) substantially equal annual installments (adjusted for gains and losses). Alternatively, a Participant's vested Plan account will be payable in accordance with the Participant's election to receive payment on the fixed payment date of January 1 of the third calendar year after the calendar year in which the election is made. Such elected fixed payment date may be postponed by the Participant, on a continual basis, in accordance with the terms of the Plan. However, if the Participant's employment with the Employer is terminated prior to an elected fixed payment date, the election will be null and void.

         Within 30 days after a change in control (as defined in the Plan), unless a Participant affirmatively elects otherwise, the Participant shall receive a lump sum distribution of the Participant's entire Plan account.

         A Participant who suffers a severe financial hardship may request that the Employer grant a hardship withdrawal with respect to his or her vested Plan account.

         All distributions under the Plan are in cash.

         There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any individual to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

         INTERSTATE HOTELS & RESORTS, INC. EXECUTIVE FUND.

         Under the Interstate Hotels & Resorts, Inc. Executive Fund (the "Plan"), the Registrant will provide eligible participating employees (each, a "Participant" and, collectively, the "Participants") of Interstate Management Company, LLC (the "Employer") the opportunity to enter into agreements each Plan Year (i.e., calendar year) for the deferral of a specified percentage of their annual bonus ("Regular Bonus"), and may, in addition, provide Participants the opportunity to enter into agreements with respect to any Plan Year to defer their following year's bonus ("Next Year's Bonus") and/or other items of cash compensation to which they may otherwise become entitled ("Other Compensation"). The Registrant will annually establish a deferral percentage with respect to Participants' Regular Bonuses (and with respect to any other items of compensation that the Registrant permits them to defer in any Plan Year), which will be a percentage of Participants' base salaries. Unless the Registrant permits otherwise, in no event may total Participant deferrals in a Plan Year exceed $2,000,000.

         In addition to Regular Bonus deferrals, and possibly also Next Year's Bonus deferrals and/or Other Compensation deferrals (collectively, "Compensation Deferrals"), each Plan Year, the Employer will make a matching contribution on behalf of each eligible Participant, which, unless and until changed by the Registrant, will be in the amount of 150% of the Participant's Regular Bonus deferrals to the Plan for such Plan Year. The Employer may also make a discretionary contribution on behalf of any eligible Participant for a Plan Year, for example, to similarly match any Next Year's Bonus deferrals and/or Other Compensation deferrals that the Registrant permits them to defer for the Plan Year. (Employer matching contributions and discretionary contributions (if any) are referred to herein, collectively, as "Employer contributions.")

         Compensation Deferrals and Employer contributions generally will be debited or credited with deemed earnings or losses based upon the performance of certain hotel and other realty investments of the Registrant in which the Registrant determines that the Plan will be deemed to co-invest with the Registrant (referred to herein as the "Qualified Investments"). Participant accounts under the Plan will be debited or credited with earnings, gains and losses as if the Compensation Deferrals or Employer contributions were actually invested in the Qualified Investments, although any actual assets held under the Plan for the purpose of eventually paying Plan benefits are not required to be so invested. Compensation Deferrals and Employer contributions awaiting deemed investment in Qualified Investments, and amounts that have ceased to be deemed invested in Qualified Investments but have yet to be distributed under the Plan, generally will be credited with interest (except that Next Year's Bonus deferrals (if any) and Employer contributions awaiting deemed investment in Qualified Investments generally will not be credited or debited with any earnings, gains, interest or losses).

         Participant Compensation Deferrals, Employer contributions, and earnings or losses thereon, are subject to a vesting schedule whereby such amounts will, with respect to each Qualified Investment in which they are deemed invested, vest ratably over five years from the date of the Plan's deemed investment in the Qualified Investment. However, in the event of a complete disposition by the Registrant of a Qualified Investment, each active Participant's Plan account will become fully vested and distributable to the extent allocable to that Qualified Investment.

         In the event of a termination of a Participant's employment with the Employer prior to the complete disposition by the Registrant of any Qualified Investments, only the vested portion of the Participant's account under the Plan allocable to those Qualified Investments will become payable. If the Participant's employment is terminated due to death, disability, retirement or involuntary termination without cause, such portion will be payable generally upon the valuation date (i.e., the January 1 or July 1) next following the date of such termination. If the Participant's employment is terminated for any other reason, the Registrant may postpone payment of the Participant's vested Plan account until the complete disposition by the Registrant of the Qualified Investments in which the Participant's account is deemed invested. In either event, the unvested portion of the Participant's Plan account will be forfeited by the Participant, except that an amount equal to the Participant's unvested Compensation Deferrals (or, if less, the value of the portion of the Qualified Investment in which such unvested Compensation Deferrals are deemed invested), reduced by any Next Year's Bonus deferrals that have not yet been "repaid" to the Registrant from subsequent years' Regular Bonuses, will be returned to the Participant.

         The obligations of the Registrant under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding. The amount to be deferred by each Participant and/or contributed by the Employer will be determined in accordance with the Plan based on elections made by each Participant in the case of deferrals and Employer matching contributions, and, in the case of Employer discretionary contributions, in accordance with the Registrant's exercise of discretion.

         The payment of the Obligations shall be made in accordance with the terms of the Plan in a lump-sum distribution, unless the Participant, due to the level of his or her Plan account and the level of the other distributions required under the Plan at the time of the Participant's termination, is required to receive distributions under the Plan in the form of two (2) substantially equal installments. All distributions under the Plan are in cash.

         There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any individual to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. The registrant's certificate of incorporation contains such a provision.

         The Company's bylaws provide that it will indemnify each director and each officer of the registrant against all claims and expenses resulting from the fact that he or she was an officer or director of the registrant. In addition, the Company's board of directors may, at its option, indemnify any other persons who are not directors or officers of the Company but are serving, or who have served, at the request of the registrant, in similar capacities for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. The Company's certificate of incorporation and bylaws contain such provisions. The Company has obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8. EXHIBITS

Exhibits

4.1*              Interstate Hotels & Resorts, Inc. Supplemental Deferred
                  Compensation Plan.

4.2*              Interstate Hotels & Resorts, Inc. Executive Fund.

5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, regarding the legality of the Securities being registered.

5.2* Opinion of Smith & Downey, P.A. as to compliance with the requirements of ERISA.

23.1*             Consent of KPMG LLP.

23.2*             Consent of PriceWaterhouseCoopers LLP.

23.3* Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

23.4*             Consent of Smith & Downey, P.A. (included in Exhibit 5.2).

24.1              Power of Attorney (included on signature page).

---------------------
*        Filed herewith.

ITEM 9. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)      to include any material information
                  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                                    (ii)     that, for the purpose of
                  determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                                    (iii)    to remove from registration by
                  means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or by-laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on March 2, 2004.

                                      INTERSTATE HOTELS & RESORTS, INC.

                                      By:      /s/ Christopher L. Bennett
                                          --------------------------------------
                                            Name:  Christopher L. Bennett, Esq.
                                            Title: Senior Vice President,
                                                   General Counsel and Secretary

                                POWER OF ATTORNEY

         The officers and directors of Interstate Hotels & Resorts, Inc. whose signatures appear below hereby constitute and appoint Paul W. Whetsell and Christopher L. Bennett and each of them (with full power to each of them to act alone), their true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, to sign and execute on behalf of the undersigned any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on March 2, 2004 by the following persons in the capacities indicated.

           SIGNATURE                              TITLES

     /s/ Paul W. Whetsell           Chairman of the Board
------------------------------
       Paul W. Whetsell

      /s/ Steven D. Jorns           Chief Executive Officer and Director
------------------------------      (Principal Executive Officer)
        Steven D. Jorns

   /s/ J. William Richardson
------------------------------      Chief Financial Officer
     J. William Richardson          (Principal Financial and Accounting Officer)

------------------------------      Director
       Karim J. Alibhai

   /s/ Leslie R. Doggett
------------------------------      Director
       Leslie R. Doggett

------------------------------      Director
      Joseph J. Flannery

           SIGNATURE                    TITLES

     /s/ Thomas F. Hewitt              Director
------------------------------
       Thomas F. Hewitt

     /s/ Mahmood J. Khimji             Director
------------------------------
       Mahmood J. Khimji

     /s/ James B. McCurry              Director
------------------------------
       James B. McCurry

                                       Director
------------------------------
      Raymond C. Mikulich

------------------------------         Director
     John J. Russell, Jr.

------------------------------         Director
      Sherwood M. Weiser

                                INDEX TO EXHIBITS

Exhibits

4.1*              Interstate Hotels & Resorts, Inc. Supplemental Deferred
                  Compensation Plan.

4.2*              Interstate Hotels & Resorts, Inc. Executive Fund.

5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, regarding the legality of the Securities being registered.

5.2* Opinion of Smith & Downey, P.A. as to compliance with the requirements of ERISA.

23.1*             Consent of KPMG LLP.

23.2*             Consent of PriceWaterhouseCoopers LLP.

23.3* Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

23.4*             Consent of Smith & Downey, P.A. (included in Exhibit 5.2).

24.1              Power of Attorney (included on signature page).

---------------------
*        Filed herewith.